Exhibit 3.5

AMENDMENT NO. 5 TO
LIQUIDATION TRUST AGREEMENT

This Amendment No. 5 to Liquidation Trust Agreement (this “Amendment”) is entered into effective as of May 9, 2024 (the “Effective Date”) by Michael Goldberg, solely in his capacity as Liquidation Trustee (the “Liquidation Trustee”) of Woodbridge Liquidation Trust, a Delaware statutory trust (the “Liquidation Trust”), to amend the Liquidation Trust Agreement dated as of February 15, 2019  by and among the entities listed as “Debtors” on the signature pages thereto, the Liquidation Trustee, and Wilmington Trust, National Association, as Delaware Trustee (as amended, the “Trust Agreement”).  Capitalized terms used in this Amendment without definition herein shall be deemed to have the meanings given to such terms in the Trust Agreement or incorporated therein.

R E C I T A L S

A.          Section 12.10 of the Trust Agreement provides that the Trust Agreement may be amended from time to time by a written instrument signed by the Liquidation Trustee provided that (i) such amendment shall require the prior written approval of a majority of the members of the Liquidation Trust Supervisory Board and (ii) any such amendment that would adversely affect any Beneficiary in a manner disproportionate from the other Beneficiaries in their capacities as such shall require the consent of each such adversely and disproportionately affected Beneficiary and any such amendment that affects the Delaware Trustee’s duties, obligations, rights, privileges or protections hereunder shall require the written consent of the Delaware Trustee.

B.         This Amendment, a written instrument signed by the Liquidation Trustee, has received the prior written approval of a majority of the members of the Liquidation Trust Supervisory Board.  This Amendment does not adversely affect any Beneficiary in a manner disproportionate from the other Beneficiaries in their capacities as such and does not affect any duties, obligations, rights, privileges or protections of the Delaware Trustee.

C.          Effective as of the Effective Date, the Liquidation Trustee now wishes to amend the Trust Agreement as set forth below.

A G R E E M E N T

NOW, THEREFORE, as of the Effective Date, the Liquidation Trust Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the bold underlined text (indicated textually in the same manner as the following example:  bold underlined text) as set forth below:

1.          Amendment of Section 3.3.  Section 3.3 is hereby amended to read in full as follows:

3.3          Compensation.  Each member of the Liquidation Trust Supervisory Board serving on the Audit Committee thereof shall receive, in respect of service on the Liquidation Trust Supervisory Board and the Audit Committee rendered on or after February 1, 2020, compensation of $10,000 for each calendar month of such service.  Further, each member of the Liquidation Trust Supervisory Board serving on the Cybersecurity Committee thereof shall receive, in respect of service on the Cybersecurity Committee rendered on or after May 1, 2024, additional compensation of $5,000 for each calendar month of such service.  Each other member of the Liquidation Trust Supervisory Board shall receive the following compensation in respect of his or her service on the Liquidation Trust Supervisory Board: (i) for each calendar month of service shall be $10,000 monthly for the first twelve months from and after the Effective Date (counting the month of the Effective Date as the first calendar month even if it is a partial calendar month), (ii) $7,500 monthly for the thirteenth through twenty-fourth calendar months after the Effective Date, (iii) $5,000 monthly for the twenty-fifth through thirty-sixth calendar months after the Effective Date, and (iv) $2,500 monthly for each calendar month thereafter until termination of the Liquidation Trust in accordance with the Plan.  Compensation provided for under this Section 3.3 shall be ~~(~~prorated as appropriate if a member commences his or her service other than on the first day of a month or terminates his or her service other than on the last day of a month~~)~~.  All members of the Liquidation Trust Supervisory Board shall also be entitled to reimbursement from the Liquidation Trust Assets of all actual, reasonable and documented out-of-pocket costs and expenses incurred thereby in connection with their service on the Liquidation Trust Supervisory Board.  Except for (i) the compensation and expense reimbursement set forth in this Section 3.3 and (ii) indemnification as set forth in Article VII hereof, the members of the Liquidation Trust Supervisory Board shall receive no compensation or other payment for the performance of their duties hereunder.

2.          Full Force and Effect.  Except as amended in this Amendment, the Trust Agreement shall remain in full force and effect.  Unless the context otherwise requires, any other document or agreement that refers to the Trust Agreement shall be deemed to refer to the Trust Agreement, giving effect to this Amendment (and any other amendments to the Trust Agreement made from time to time pursuant to its terms).

3.           Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the successor(s) and assign(s) of the party hereto.

4.          Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

/s/ Michael I. Goldberg
Michael Goldberg, solely in his capacity as Liquidation Trustee under the Trust Agreement

[SIGNATURE PAGE TO AMENDMENT NO. 5 TO
LIQUIDATION TRUST AGREEMENT OF WOODBRIDGE LIQUIDATION TRUST]